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                                  Exhibit 23(a)

                              ACCOUNTANTS' CONSENT

We have issued our report dated February 1, 1996 (except for Note M as to which the date is March 26, 1996) accompanying the consolidated financial statements of Camco Financial Corporation at and for the two years ended December 31, 1995 and 1994, which are included in the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission on or about June 19, 1996. We consent to the inclusion of the aforementioned report on the Registration Statement and in the Prospectus and Joint Proxy Statement, and to the use of our name as it appears under the caption "Experts".



Grant Thornton LLP


Cincinnati, Ohio
June 17, 1996